Exhibit (a)(1)(ii)

BRIGHTHOUSE FUNDS TRUST II

AMENDMENT NO. 2 TO AMENDED AND RESTATED AGREEMENT AND

DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of Brighthouse Funds Trust II (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) as follows:

1.	Section 5.1 of Article V is hereby amended by adding the following text at the end thereof:

For the purposes of this Declaration of Trust, if authorized by the Trustees in their sole discretion, Shareholders and proxyholders may, virtually by telephonic or any electronic means: (i) participate in a meeting of Shareholders; and (ii) be deemed present in person and vote at a meeting of Shareholders whether such meeting is to be held at a designated place or solely virtually by telephonic or any electronic means, in accordance with any applicable provisions of the By-Laws.

2.	Effective January 1, 2022, the address of the Trust is:

125 High Street

Suite 732

Boston, Massachusetts 02110

3.	Effective January 1, 2022, the address of the Trustees is:

c/o Brighthouse Funds Trust I

125 High Street

Suite 732

Boston, Massachusetts 02110

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IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 1st day of December, 2021.

/s/ Stephen M. Alderman	/s/ Barbara A. Nugent
Stephen M. Alderman, Trustee	Barbara A. Nugent, Trustee
and not individually	and not individually

/s/ Robert J. Boulware	/s/ John Rosenthal
Robert J. Boulware, Trustee	John Rosenthal, Trustee
and not individually	and not individually

/s/ Susan C. Gause	/s/ Dawn M. Vroegop
Susan C. Gause, Trustee	Dawn M. Vroegop, Trustee
and not individually	and not individually

/s/ Nancy Hawthorne
Nancy Hawthorne, Trustee
and not individually